Exhibit T3A.54

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Roger Williams Secretary of State

Office of the Secretary of State

June 26, 2007

Attn: Brad Deauman

The Company Corporation
2711 Centerville, Suite 400
Wilmington, DE 19808 USA

RE: Parkdale Mall, LLC
File Number: 800834813

It has been our pleasure to file the certificate of formation and issue the enclosed certificate of filing evidencing the existence of the newly created domestic limited liability company (llc).

Unless exempted, the entity formed is subject to state tax laws, including franchise tax laws. Shortly, the Comptroller of Public Accounts will be contacting the entity at its registered office for information that will assist the Comptroller in setting up the franchise tax account for the entity. The first year franchise tax return will be due a year and ninety days following formation. Thereafter, an annual franchise tax return is due in May of each year. If you need to contact the Comptroller about franchise taxes, you may contact the agency by calling (800) 252-1381, by e-mail to tax.help@cpa.state,tx.us or by writing P. O. Box 13528, Austin, TX 78711-3528. Telephone questions regarding other business taxes, including sales taxes, should be directed to (800) 252-5555.

The entity formed does not file annual reports with the Secretary of State. Documents will be filed with the Secretary of State if the entity needs to amend one of the provisions in its certificate of formation. It is important for the entity to continuously maintain a registered agent and office in Texas. Failure to maintain an agent or office or file a change to the information in Texas may result in the involuntary termination of the entity.

If we can be of further service at any time, please let us know.

Sincerely,

Corporations Section
Business & Public Filings Division
(512) 463-5555

Enclosure

Phone: (512) 463-5555 Prepared by: Cheryl Bailey	Come visit us on the internet at http://www.sos.state.tx.us/ Fax: (512) 463-5709 TID: 10285	Dial: 7-1-1 for Relay Services Document: 175812610011

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Roger Williams Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING

OF

Parkdale Mall, LLC
File Number: 800834813

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Liability Company (LLC) has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated: 06/26/2007

Effective: 06/26/2007

Roger Williams Secretary of State

Phone: (512) 463-5555 Prepared by: Cheryl Bailey	Come visit us on the internet at http://www.sos.state.tx.us/ Fax: (512) 463-5709 TID: 10306	Dial: 7-1-1 for Relay Services Document: 175812610011

Secretary of Slate P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Free: $300	Certificate of Formation Limited Liability Company	Filed in the Office of the Secretary of State of Texas Filing #: 800834813 06/26/2007 Document #: 175812610011 Image Generated Electronically forWeb Filing

Article 1 - Entity Name and Type
The filing entity being formed is a limited liability company. The name of the entity is:

Parkdale Mall, LLC

The name of the entity must contain the words “Limited Liability Company” or “Limited Company,” or an accepted abbreviation of such terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.
Article 2 - Registered Agent and Registered Office
☑ A. The initial registered agent is an organization (cannot be company named above) by the name of:
Corporation Service Company
OR
☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:

C. The business address of the registered agent and the registered office address is:
Street Address:
701 Brazos ST STE 1050 Austin TX 78701
Article 3 Governing Authority
☐ A. The limited liability company is to be managed by managers.
OR
☑ B. The limited liability company will not have managers. Management of the company is reserved to the members. The names and addresses of the governing persons are set forth below:
Managing Member 1: (Business Name) CBL/Parkdale Mall, L.P. Address: CBL Center, 2030 Hamilton Place Blvd. Chattanooga TN, USA 37421
Article 4 Purpose
The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions/ Information

[The attached addendum, if any, is incorporated herein by reference.]

Organizer

The name and address of the organizer are set forth below. Jeffery V. Curry CBL Center. #210, 2030 Hamilton Place Blvd. Chattanooga TN 37421

Effectiveness of Filing
☑ A. This document becomes effective when the document is filed by the secretary of state.
OR
☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:
Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Jeffery V. Curry
Signature of Organizer

FILING OFFICE COPY